Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Legg Mason Partners Investment Funds, Inc.:

We consent to the use of our report, incorporated herein by reference, dated November 27, 2006, for Legg Mason Partners Small Cap Growth Fund (formerly Smith Barney Small Cap Growth Fund), a series of Legg Mason Partners Investment Funds, Inc. (formerly Smith Barney Investment Funds Inc.), as of September 30, 2006 and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, New York

January 26, 2007